                                                                   EXHIBIT 10.38


                              COAL SALES AGREEMENT


       This COAL SALES AGREEMENT (the "Agreement"), is made and entered into as of the 15th day of September, 1989, by and between Anker Energy Corporation, a Delaware corporation, having its principal place of business at Route 12, Box 245, Morgantown, West Virginia 26505 ("Seller"), and Morgantown Energy Associates, a West Virginia general partnership consisting of MidAtlantic Energy Co., Dominion Cogen WV, Inc. and Hickory Power Corporation, having its principal place of business at 256 Russell Avenue, New Martinsville, West Virginia 26155 ("Buyer").



                                   WITNESSETH:

       WHEREAS, Seller and its affiliates produce and have available for sale coal of the quality and quantities hereinafter set forth; and

       WHEREAS, Buyer desires to purchase such coal from Seller, from sources located in West Virginia, for use at its Morgantown cogeneration facility, an approximately fifty (50) MW net capacity coal and coal-waste fired generating plant that Buyer is causing to be developed (the "Facility"), and Seller desires to sell such coal to Buyer; and

       WHEREAS, the Facility will supply steam to West Virginia University ("WVU") and West Virginia University Hospitals, Inc. (the "Hospital") and electricity to Monongahela Power Company, an Ohio corporation having its principal place of business at 1310 Fairmont Avenue, Fairmont, West Virginia 26554 ("Mon Power"); and

       WHEREAS, Buyer and Seller acknowledge the need to maintain a reliable and adequate supply of steam to the interfaces between the Facility and WVU's and the Hospital's existing steam distribution systems; and

       WHEREAS, Buyer and Seller acknowledge the need to maintain reliable deliveries of electricity to Mon Power;

       NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

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

                                    ARTICLE I

                                   DEFINITIONS


       As used herein, the following terms shall have the meanings set forth below:

       "Actual Commencement Date" means the actual date on which the Facility comes into commercial service notice of which shall be given by Buyer to Seller within thirty (30) days following such date. The Actual Commencement Date may fall on a day prior or subsequent to the Preliminary Commencement Date.

       "Adjusted Base Price" has the meaning specified in Article IX.

       "Adjustment Date" has the meaning specified in Article IX.

       "APS System Coal Price Base Index" means [*].(1)

       "APS System Coal Price Index" means [*].(1)

       "Average Quality Characteristics" means the quality characteristics of coal to be supplied under this Agreement, set forth in Section 6.1(a), as calculated on a monthly average basis.

       "Base Price" has the meaning specified in Article VIII.

       "Business Day" means any day other than a Saturday, Sunday, or other day on which banks in either Morgantown, West Virginia or New York, New York are authorized to be closed.

       "Coal Reserves" has the meaning specified in Article II.

       "Contract Year" means the twelve (12) month period beginning on the Actual Commencement Date and on each anniversary of the Actual Commencement Date.

       "Delivery Point" means the location or locations at the Facility selected by the Buyer for the unloading of truck-loads of coal delivered by Seller to Buyer under this Agreement.

       "Financial Closing" means the closing of the initial construction financing for the Facility and related facilitities.


-------------------------------
(1) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

       "Mine" means the mine(s) owned or leased by the Seller or its affiliates in West Virginia.

       "Operations" means the coal mining operations of Seller or its affiliates owned or under contract to Seller or its affiliates in West Virginia, including the Mine, related equipment and facilities.

       "Preliminary Commencement Date" means the date, specified by Buyer to the Seller, by which Buyer believes that the Facility will have received all necessary licenses and permits (other than any that are routine in nature and that cannot be obtained, or are not normally applied for, prior to the time they are required and that Buyer reasonably expects to obtain in due course), will be mechanically complete and will have passed Buyer's testing requirements for commercial service. Buyer, within twelve (12) months of the execution of this Agreement, shall specify a Preliminary Commencement Date. Buyer shall revise the Preliminary Commencement Date as necessary during the Testing and Start-up period such that the Seller shall have at least ninety (90) days notice of the date anticipated for the Actual Commencement Date of the Facility. As of the date of execution of this Agreement, Buyer estimates that the Preliminary Commencement Date will be March 1, 1992, but reserves the right to revise this estimate and specify the Preliminary Commencement Date at a later date in accordance with this paragraph.

       "Preliminary Supply Date" means the date, twelve (12) months prior to the Preliminary Commencement Date, at which the Seller shall have any and all permits necessary to permit Buyer to have coal supplied from the Operations and shall have made all necessary arrangements, including the purchase and/or lease of equipment and hiring of personnel, and is prepared to commence the supply of coal to the Facility, pursuant to the terms and conditions therein.

       "Project Lender" means Swiss Bank Corporation, New York Branch, and the several other parties participating in the financing of the Facility.

       "Records" has the meaning specified in Article XI.

       "Referee Laboratory" has the meaning specified in Section (d) of Exhibit
A.

       "Reserve Inventory" means a seventeen (17) day supply of solid fuel for the Facility, on an equivalent Btu basis, which has been sampled and analyzed pursuant to Section 6.3 hereof and which meets the Average Quality Characteristics of Section 6.1 (b) hereof. Such Reserve Inventory must be located within five (5) miles of the Facility, on Seller's or Buyer's property, at such one or more locations as Seller shall from time to time specify in writing to Buyer, and Seller shall protect the Reserve Inventory from weather in a manner which is acceptable to Buyer and is approved by Buyer in writing.

       "Selling Price" has the meaning specified in Article VII.

       "SWDA" means the Solid Waste Disposal Agreement executed by and between Buyer and Anker Energy Corporation, of even date herewith.

       "Term" has the meaning specified in Article III.

       "Testing and Start-up" means a period of twelve (12) months prior to the Preliminary Commencement Date during which the Facility is undergoing testing. The Testing and Start-up period may be extended for an additional three (3) months at Buyer's request.

       "Truck" has the meaning specified in Section 5.1.

       "Unforeseen Circumstance" means any cause or causes which the party asserting the same is not, despite all reasonable efforts, able to prevent or overcome, including, but not limited to, any permitting authority's denial or failure to renew any license or permit, or compliance with any order, injunction or judgment, by any governmental authority, change in law or regulation, acts of God, strikes, lockouts or other labor disputes, riots, civil strife, war, acts of a public enemy, lightning, fires, explosions, severe storms or floods. The financial inability of either party for whatever reason to perform its obligations hereunder shall not constitute an Unforeseen Circumstance.

       "Waste Coal" shall have the same meaning as in the WSA.

       "WSA" means the Waste Services Agreement executed by and between Anker Energy Corporation and Buyer, of even date herewith.


                                   ARTICLE II

                                 SOURCES OF COAL


       Coal delivered under this Agreement shall be a [*](2) product, with no intermediate sizes removed, from the Operations and conforming to the specifications, quality and weights in Article VI. Seller agrees to produce coal from the Mine and its Operations for the delivery of coal to Buyer hereunder. Seller represents and warrants that it or its affiliates own, lease or otherwise have a legal right to mine and sell a sufficient number of tons of recoverable coal from the Mine and its Operations (the "Coal Reserves") to enable Seller to supply coal in accordance with the provisions of this Agreement for the Term of this Agreement. Seller and such affiliates shall not sell, lease, contract to sell or otherwise transfer or agree to transfer to others, any of its interests in the coal from the Coal Reserves in any quantity which may jeopardize Seller's ability to supply the total quantity and quality of coal required under this Agreement or which may interrupt any

-------------------------------
(2) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

scheduled deliveries hereunder. Seller also shall maintain the Reserve Inventory for use as a supply of coal throughout the Term of this Agreement. Seller shall be responsible for transportation arrangements and all transportation and other costs associated with the loading and/or handling of coal from its Operations to the Delivery Point at the Facility, including, without limitation, obtaining, at is own expense, by Financial Closing, and maintaining in full force and effect, any and all permits necessary to permit Buyer to have such coal supplied from the Operations in accordance with the terms hereof.

       Seller may supply coal from sources in West Virginia other than Seller's Mine and Operations if coal from such sources has Average Quality
Characteristics equal to or better than the coal being derived from Seller's Mine and Operations and if Buyer is not economically disadvantaged under this Agreement.


                                   ARTICLE III

                                      TERM


       Unless sooner terminated in accordance with the terms hereof, this Agreement shall commence on the date hereof and continue in effect until fifteen
(15) years from the Actual Commencement Date, as defined herein (the "Term"); provided, however, that the Term of this Agreement as defined herein shall be automatically extended and renewed for additional terms of [*](3) unless one party notifies the other in writing, no less than six months prior to the last day of the initial Term or any succeeding [*],(3)of its intent not to extend and renew this Agreement for an additional [*].(3)

       In the event the Agreement is not extended for [*],(3) the parties agree to negotiate in good faith an agreement covering shipments during the outstanding [*],(3) if no option periods have been exercised, or [*],(3) if one of the option periods has been exercised. [*].(3)


                                   ARTICLE IV

                                    QUANTITY


       4.1 Quantity After Actual Commencement Date. Seller shall sell and deliver hereunder to Buyer and Buyer shall purchase hereunder following the Actual Commencement Date and for the Term of this Agreement, the coal requirements of the Facility; as long as approximately [*](3) percent of the solid fuel on a tonnage basis used in the Facility is Waste Coal. While Buyer anticipates the coal requirements to be [*](3) tons per year, these volumes do not represent guaranteed minimum or maximum amounts.


-------------------------------
(3) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

The Buyer shall provide written notice to Seller no later than ninety (90) days prior to the beginning of each Contract Year indicating expected volumes for that Contract Year. Deliveries shall be made in approximately equal monthly quantities during each Contract Year, taking into account Buyer's planned maintenance of the Facility. Deliveries (which may include Sunday deliveries if necessary) shall be made as mutually agreed to by the parties hereto and the City of Morgantown. By the 15th of each month, Buyer shall provide an update of the coal requirements for the following month. The term "ton" as used in this Agreement shall mean a net ton of 2,000 pounds avoirdupois weight. In the event that the fuel requirements of the Facility change so that Waste Coal does not account for at least approximately [*](4) percent of the solid fuel for the Facility on a tonnage basis, Seller has the right to supply coal representing [*](4) percent of the total solid fuel used by the Facility, determined on a tonnage basis.

       4.2 Quantity During Testing and Start-up. During Testing and Start-up and until the Actual Commencement Date occurs, the amount and timing of the coal supply will be established by Buyer, on the basis of a notice to the Seller fifteen (15) months prior to the Preliminary Commencement Date or such other date as is mutually agreed upon prior to the supply requirement. Buyer in its sole discretion may revise the amount and timing of the supply of coal during Testing and Start-up and until the Actual Commencement Date to meet its requirements; provided, however, that the Seller will have at least forty (40) days notice of Buyer's requirement for delivery of coal during Testing and Start-up of the Facility and until the Actual Commencement Date with reasonable updates provided by Buyer as required in connection with the Testing and Start-up of the Facility. By the 15th of each month, Buyer shall provide an update of the coal requirements for the following month. The Seller shall deliver said amounts of coal to the Delivery Point up to the monthly amount specified in the notice given to Seller hereunder, provided that such a supply requirement occurs on or after the Preliminary Supply Date.


                                    ARTICLE V

                                    DELIVERY


           5.1 Point of Delivery. The Delivery Point for all coal hereunder shall be location(s) at the Facility designated by Buyer. Seller shall load all coal in self-unloading trucks (the "Trucks") compatible with the design of the Facility, notice of which design shall be provided to Seller within six (6) months from the date of execution of this Agreement, with reasonable updates to be provided as required by Buyer. No coal is to be transported in the Trucks without (i) being covered in accordance with standard industry practice and requirements of law; (ii) complying with state and local weight restrictions; and (iii) utilizing routes through the City of Morgantown, West Virginia, designated by local officials in accordance with law. Buyer shall have the right to reject


-------------------------------
(4) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

any coal transported in the Trucks that is not so covered, is not in compliance with such weight restrictions or does not use such designated routes. Buyer shall consult with Seller concerning the designation of routes by the City of Morgantown and notify Seller of and permit Seller to participate in any meetings with city officials of Morgantown concerning such designation. If the designation of routes by the City of Morgantown does not permit Seller to transport coal either across the Star City Bridge and along Monongahela Boulevard and Beechurst Avenue or along U.S. Route 48 and along University and Beechurst Avenue, and such designation affects Seller's costs, then such designation shall be a Regulatory Change as defined in Section 1.5 of Exhibit C of the WSA and the Base Price and Adjusted Base Price shall be adjusted and any dispute resolved in accordance with the procedures therein. Notwithstanding anything to the contrary contained in this Agreement, all coal delivered hereunder shall be used exclusively as fuel in the Facility.

       An initial schedule of delivery hours shall be established by the parties to this Agreement no later than eighteen (18) months after the effective date of this Agreement. Such schedule may be changed from time to time as required to permit Buyer to operate the Facility in compliance with all laws and regulations, including but not limited to all local and county ordinances and regulations and to insure reliable operation of the Facility.

       Seller and its contractors, if any, utilized for the purpose of carrying-out Seller's obligations hereunder when on Buyer's property shall observe all reasonable and appropriate work and safety rules and regulations established by Buyer for the delivery of coal; provided, however, that Buyer's rules, regulations or operations shall not unduly delay or interfere with the unloading of coal at the Facility.

       5.2 Title and Risk. The title to and risk of loss of all coal covered by this Agreement shall remain with Seller as long as it remains in the Trucks. The title to and risk of loss for each truckload of coal covered by this Agreement shall pass to Buyer as soon as any of the coal to be delivered in that delivery is unloaded from the Trucks at the Delivery Point.


                                   ARTICLE VI

                       SPECIFICATIONS, QUALITY AND WEIGHTS


       6.1 Specifications.

              (a) Coal delivered hereunder shall conform, on a monthly average basis, to the "as received" specifications indicated in the column entitled "Average" below:

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

                                                    Rejection
                              Average                 Limits
                              -------               --------
       Moisture (%)           [*](5)                 [*](5)
       Ash (%)                [*](5)                 [*](5)
       S02 1b/MMBtu           [*](5)                 [*](5)
       Sulfur (%)             [*](5)                 [*](5)
       Btu/lb.                [*](5)                 [*](5)
       Volatile (%)           [*](5)                 [*](5)

              (b) Compliance with average monthly specifications of Section 6.1
(a) shall be waived, provided that the weighted average quality of the coal received hereunder and the Waste Coal received pursuant to the WSA meets the "as-received" specifications on a weekly basis indicated in the column below:


                                                         Average
                                                         -------
       Moisture (%)                                       [*](5)
       Ash (%)                                            [*](5)
       S02 1b/MMBtu                                       [*](5)
       Sulfur (%)                                         [*](5)
       Btu/lb.                                            [*](5)
       Size (% max less than or equal to 100 mesh)        [*](5)

              The S02 per MMBtu specification must be met on a daily basis.

       In the event that during the 24 months following the Actual Commencement Date, Buyer determines that an increase in the daily average S02 per MMBtu limit of [*](5) and in the weekly average sulfur limit from [*](5) would not result in a violation of the air quality permit for the Facility based on the actual operating experience of the Facility, Buyer agrees to relax the daily average S02 per MMBtu limit to [*](5) and the weekly average sulfur limit to [*].(5)

              (c) In the event that the weighted average weekly quality of the coal and the Waste Coal delivered to the Facility by Seller has a moisture, ash, or sulfur content above or a Btu/lb content below the specifications in Section
6.1 (b) for any four weeks in any three month period, or in the event that the weighted average daily quality of the coal and the Waste Coal delivered to the Facility by Seller has an S02 content above the specifications in Section 6.1
(b) for any seven days in any three month period, Buyer, by notice to Seller, may suspend further deliveries of coal hereunder. Upon receipt of such notice, Seller shall undertake diligently and in good faith all such actions as shall be necessary to correct the conditions causing the coal to deviate from such specification(s)


-------------------------------
(5) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

or in the event such correction cannot be accomplished, to obtain an alternate source of coal supply at no additional cost (including, without limitation, transportation costs) to Buyer on a delivered cents per million Btu basis. During the period of any such suspension, Seller shall advise Buyer every forty-eight (48) hours in writing of Seller's determinations as to the nature of such conditions, all efforts made and/or to be made by Seller to correct such conditions and the results of such efforts. Seller shall implement any reasonable and economically practical corrective actions proposed in good faith by Buyer. Such suspension shall continue until Seller provides adequate assurances in writing to Buyer that such conditions have been corrected and Buyer has in writing accepted Seller's assurances, which acceptance shall not be unreasonably withheld or delayed.

              (d) In the event that, despite Seller's diligent and good faith efforts as aforesaid, Seller is unable within two months after the date of suspension either (1) to provide coal meeting all specifications under Section
6.1 (a), or (2) to obtain an alternate source of coal supply at no additional cost (including, without limitation, transportation costs) to Buyer on a delivered cents per MMBtu basis, then Buyer may cancel this Agreement by notice to Seller effective not later than six months from the date of such notice, and recover damages as set forth in Section 16.4.

              (e) Notwithstanding any other provision of this Agreement, during the period of any suspension of deliveries pursuant to Section 6.1 (c), Buyer may acquire, by good faith purchases, a quantity of substitute coal (in equivalent Btu's) reasonably similar in quality to the coal described by the specifications in Section 6.1 (a), up to the quantity not delivered by Seller as a result of such suspension. Unless Seller's nonperformance is excused by an Unforeseen Circumstance, Seller shall reimburse Buyer the excess, if any, of the total delivered cost to Buyer of such substitute coal on a cents per MMBtu basis over the Selling Price. Seller shall make such payment within thirty (30) days of receipt from Buyer of an invoice specifying such excess costs.

              (f) Notwithstanding any other provision of the Agreement, in the event coal delivered hereunder is equal to or exceeds [*](6) sulfur dioxide per million Btu and/or is equal to or less than [*](6) Btu/lb in any truckload, Buyer may reject such truckload. Buyer may "reject," for purposes of this Agreement, any truckload of coal that does not meet the requirements set forth in this Section 6.1 (f) at any time before or after such truckload is delivered to the Facility. If Buyer determines, pursuant to Exhibit A, that any truckload of coal failed to meet the Rejection Limits of Section 6.1 (a) after such coal is no longer removable from the Facility (in Buyer's sole discretion) or has been used in the Facility, then Seller shall be assessed liquidated damages which reflect additional power, limestone, and waste disposal costs.


-------------------------------
(6) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

Liquidated damages for S02 per ton =       [*](7)

       Example

       [*](7)

       Liquidated damages per ton = [*](7)

Liquidated damages for Btu/lb per ton =    [*](7)

       Example

       [*]:(7)

       Liquidated damages per ton = [*](7)

These liquidated damages are cumulative and in addition to any other liquidated damages assessed pursuant to Section 10.1 hereof.

       6.2 Sole and Exclusive Remedies. Except as provided in Section 6.1 (d) Buyer's right to suspend deliveries and purchase substitute coal and the possible resulting cancellation of this Agreement, and Buyer's right to reject deliveries, all pursuant to Section 6.1, together with the compensation for variations in quality provided for under Article X and Section 6.1 (f) and Buyer's right to damages under Section 16.4, shall be Buyer's sole and exclusive remedies for Seller's failure to deliver coal which conforms to any of the quality specifications herein.

       6.3 Sampling and Analysis. Procedures for, and the frequency of, coal sampling and analysis shall be established in accordance with Exhibit A. For the purpose of carrying out sampling in addition to that specified as an obligation of the Seller pursuant to Exhibit A, Buyer may collect samples at the Operations for analysis or establishing Seller's compliance with the terms of this Agreement. To accomplish these tasks, Seller shall provide Buyer and/or its contractor(s), upon reasonable advance notice, with access to the Operations at such times as may be reasonably required by Buyer.

       Buyer and its contractors, if any, utilized for the purpose of carrying-out Buyer's obligations or exercising its rights hereunder when at the Operations (i) shall observe all reasonable and appropriate work and safety rules and regulations established by the Seller for its own employees and contractors and (ii) shall not interfere with the Seller's activities at the Operations; provided, however, that the Seller's rules, regulations or operations shall not unduly interfere with the performance of Buyer's obligations or exercise of its rights hereunder.


-------------------------------
(7) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

                                   ARTICLE VII

                                  SELLING PRICE


       The Selling Price to be paid by Buyer to Seller for each ton of coal delivered hereunder shall be the Base Price, as stated in Article VIII (or the Adjusted Base Price, as computed pursuant to Article IX) plus all applicable sales and use taxes levied upon the coal delivered hereunder and not taken into consideration in Article IX.


                                  ARTICLE VIII

                                   BASE PRICE


       The Base Price per ton delivered at the Delivery Point shall be [*](8) per ton, effective as of May 1, 1989.


                                   ARTICLE IX

                            ADJUSTMENTS TO BASE PRICE


       The Base Price shall be adjusted quarterly according to changes in the APS System Coal Price Index. The resulting price shall be referred to as the "Adjusted Base Price." The APS System Coal Price Base Index is [*].(8) Beginning October 1, 1989 and each January 1, April 1, July 1, and October 1 thereafter (the "Adjustment Date"), the Base Price shall be adjusted by determining the percentage change [*].(8) The Adjusted Base Price is equal to the Base Price multiplied by one plus the percentage change. (See example calculation attached hereto as Exhibit B.) If the APS System Coal Price Index should be discontinued, and no equivalent replacement index is specified by APS, a new index or indices most accurately reflecting changes in the applicable cost(s) of Seller will be substituted by mutual agreement of the parties hereto.


-------------------------------
(8) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

                                    ARTICLE X

                 COMPENSATION TO BUYER FOR VARIATIONS IN QUALITY


       10.1 Compensation to Buyer. Using the analytical data obtained in accordance with Section 6.3 hereunder and the analytical data obtained in accordance with Section 6 of the WSA, on a monthly basis Buyer shall calculate the weighted average "as received" Btu per pound, percent ash, and pounds of S02 per MMBtu of coal and Waste Coal delivered to the Facility by Seller during the month. Compensation due to Buyer for variations in the calculated weighted monthly average "as received" Btu per pound, percent ash and pounds of S02 per MMBtu shall be in the form of a credit to be applied against the next payment due Seller. Buyer's credits shall be determined as follows:

              (a) If the weighted average Btu "as received" on a monthly average basis is less than [*](9) Btu per pound, then the credit due to Buyer shall be computed in accordance with the following formula:

                     CB = [*](9)

              (b) If the weighted average percent ash "as received" on a monthly basis is greater than [*](9) percent, then the credit due Buyer shall be computed in accordance with the following formula:

                     CB = [*](9)

              (c) If the weighted average pounds of S02 per MMBtu "as received" on a monthly basis is [*],(9) then the credit due Buyer shall be computed in accordance with the following formula:

                     CB = [*](9)

              (d) If the weighted average pounds of S02 per MMBtu "as received" on a monthly basis is [*],(9) then the credit due Buyer shall be computed in accordance with the following formula:

                     CB = [*](9)

                     provided, however, that inclusion of this formula shall not give rise to any implication that the Rejection Limits are other than as set forth in Section 6.1.


-------------------------------
(9) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

       In the above formulas:

              CB     is the credit due Buyer

              B is the weighted average "as received" Btu per pound for coal and Waste Coal Delivered by Seller during the month

              P is 0.35 times the Adjusted Base Price for coal shipped by Seller during the month plus 0.65 times the Initial Amount or Adjusted Amount for Waste Coal shipped by Seller during the month

              T is the tons of coal and Waste Coal delivered by Seller in the month

              A is the weighted average "as received" percent ash for coal and Waste Coal delivered by Seller during the month

              D is the Adjusted Disposal Fee for Conforming Waste disposed of during the month

              S is the weighted average "as received" pounds of SO2 for coal and Waste Coal delivered by Seller during the month

An example calculation is attached hereto as Exhibit F.

       10.2 Notice of Credit. As soon as practical after the end of each month, but no later than the 25th of the following month, Buyer shall advise Seller in writing of the average Btu per pound, the average percent ash, the average S02 per MMBtu and the total credit, if any, due Buyer.


                                   ARTICLE XI

                                      AUDIT


       Seller and Buyer agree to maintain books, records, documents and other evidence to such an extent and in such detail as will properly reflect all items for which payment or adjustment in the Base Price (or Adjusted Price) is claimed under this Agreement ("Records"). Upon the request of either party, the other party shall make available at its offices said Records for inspection, audit or reproduction by any authorized representative. Seller and Buyer shall preserve all such Records relevant to each shipment of coal hereunder for a period of two
(2) years after payment of such shipment, during which period either party shall complete any audit that may be desired. Should discrepancies or questions arise, the relevant Records shall be preserved until resolution is reached.

                                   ARTICLE XII

                                     PAYMENT


       12.1 Payment Schedule. All amounts properly due and payable by Buyer to Seller pursuant to this Agreement for coal delivered by Seller to the Facility as measured by Buyer in accordance with the procedures set forth in Exhibit C shall be payable (1) on the thirtieth day of the month (except that it shall be payable on the twenty-eighth day of each February) in respect of material supplied from the first to the fifteenth (15th) day of the month, and (2) on the fifteenth (15th) day of the following month in respect of material supplied from the sixteenth (16th) to the last day of the month; provided, however, that if Project Lender becomes successor to the Buyer under this Agreement, payment for such coal (i) delivered before or on the tenth (10th) of any month shall be payable on the twenty-fifth (25) of the same month and (ii) delivered after the tenth (10th) of any month shall be payable on the twenty-fifth (25) of the next following month. No such amount shall be due and payable until Buyer is provided quality reports for all coal shipped and a manifest indicating the source of shipment for each truckload received during the period. Buyer (or Project Lender in the event of such succession) shall provide with each payment a written statement showing the calculation of such payment.

       If the date on which payment is due hereunder shall not be a Business Day, the payment otherwise due thereon shall be due and payable on the next succeeding Business Day, with the same force and effect as if paid on the date due hereunder.

       12.2 Payment Schedule Prior to Final Completion. During Testing and Start-up and until final completion of the Facility satisfactory to Project Lender, all amounts properly due and payable by Buyer to Seller for coal delivered by Seller to the Facility, as measured by Buyer in accordance with the procedures set forth in Exhibit C, before or on the tenth (10th) of any month shall be payable on the twenty-fifth (25th) of the same month, and amounts due and payable for coal delivered after the tenth (10th) of any month shall be payable on the twenty-fifth (25th) of the next following month.

       12.3 Disputed Payments. In the event of a dispute in the amount of any payment, Seller or Buyer shall promptly notify the other party as to the basis for the dispute. Buyer and Seller shall seek to resolve the dispute as quickly as possible. In the event that resolution has not been reached within thirty
(30) days of such notification, Buyer shall deposit the amount in dispute into an interest-bearing escrow account. Upon resolution, each party shall receive the amount due it in light of such resolution, plus interest earned on that amount in the escrow account, if applicable.

       12.4 Delinquent Payment. If Buyer fails to pay for all coal received during any period for which documentation has been received by its due date, unless there is a dispute pursuant to Section 12.2 hereof, then the portion of the payment which is delinquent shall bear interest, at the prime rate per annum plus one and one-half percent

(1 1/2%) as announced from time to time by Mellon Bank, N.A. of Pittsburgh, PA as its prime rate, from such due date until the date such delinquent payment is made, without prejudice to any other rights or remedies available to Seller as a result of Buyer's failure to pay such amount; provided, however, that Seller waives the right to file, effect, enforce or otherwise assert any liens on, or to assert any claim against, the Facility or the steam system being constructed under the Contract for Engineering, Procurement and Construction of the Steam Transmission Line for the Morgantown/WVU Energy Facility by and between Buyer and Mellon Stuart Company, dated as of August 31, 1989 (the "Steam System") and acknowledges and agrees that no claim for payment under this Agreement shall result in any lien on, or security interest in, the Facility or the Steam System.


                                  ARTICLE XIII

                          INSURANCE AND INDEMNIFICATION


       13.1 Insurance. Seller shall maintain or cause to be maintained for the Term of this Agreement liability and personal injury insurance in amounts reasonably acceptable to Buyer naming Project Lender, Mon Power and Buyer, respectively, as additional insureds as their interests may appear. Such insurance shall include the following:

       (a) comprehensive general liability insurance for bodily injury and property damage of at least $1,000,000 per occurrence;


       (b) comprehensive automobile liability insurance for bodily injury or property damage covering the operation of all vehicles used in connection with the performance of any obligations under this Agreement of at least $1,000,000 per person and $1,000,000 per occurrence for bodily injury and $1,000,000 per occurrence for property damage;

       (c) workers' compensation and employer's liability insurance (including coverage for claims under Section 23-4-2 of the West Virginia Code and/or Mandolidis v. Elkins Industries, Inc., 246 S.E.2d 907 (1978)) of at least $1,000,000 or, if a limit for such insurance is established by law, in such amount;

       (d) Excess Liability Insurance on an occurrence basis, which shall afford coverage not less than $5,000,000 per occurrence and $5,000,000 per occurrence and $5,000,000 in the aggregate over and above coverage provided by the policies described in paragraphs
              (a), (b), and (c) above. Excess policies shall not contain endorsements which restrict coverages as set forth in paragraphs
              (a), (b), and (c).

Buyer may also request and shall then be furnished by Seller with evidence of such insurance maintained by Seller during the Term of this Agreement.

       13.2 Indemnification. Except as expressly provided elsewhere herein, Buyer and Seller each agree to indemnify and hold harmless the other, each other's officers, affiliates, assigns, and employees, from and against all liabilities and expenses (including reasonable attorneys' fees) which the other may incur to persons or entities not parties to this Agreement for injury to or death of persons or damage to or destruction of property in connection with the Agreement or the coal provided hereunder, whether such liabilities arise in contract, tort (including negligence or strict liability) or otherwise, to the extent such liabilities arise out of the indemnifying party's negligence, intentional acts or omissions, or the negligence, intentional acts or omissions of the indemnifying party's agents, contractors, officers, directors, partners or employees.


                                   ARTICLE XIV

                             UNFORESEEN CIRCUMSTANCE


       14.1 Effect of Unforeseen Circumstance. Neither Seller nor Buyer shall be liable to the other for any failure or delay in performance of any obligation under this Agreement due to the occurrence of an Unforeseen Circumstance. The party whose performance under this Agreement has been affected by an Unforeseen Circumstance shall provide prompt written notice of the occurrence and of the cessation of such Unforeseen Circumstance to the other party. In each instance, the party affected by such Unforeseen Circumstance shall exercise reasonable diligence to resume operations hereunder; provided, however, that each party shall have the right to settle any strikes, lockouts or industrial disputes in its sole discretion and the aforesaid requirement of exercising reasonable diligence to resume operations shall not require either party to accede to any demand or position of any other party involved in such strike, lockout or industrial dispute. Deliveries not made or not accepted due to an Unforeseen Circumstance shall not be made up except by mutual agreement by the parties hereto.

       14.2 Allocation. During any period in which mining, preparing, loading, delivering and/or selling coal by Seller hereunder is curtailed as a result of an Unforeseen Circumstance and Seller cannot deliver all of the requirements of coal under this Agreement, Seller may, as a minimum, prorate its available coal from its Operations among all of Seller's customers of its Operations, including Buyer, in proportion to its prior commitments to such customers. In agreements or contracts entered into between Seller and any customer other than Buyer, Seller has not committed and shall not commit to any such customer that it would have first call on any coal similar in quality to the coal required to be delivered under this Agreement during an Unforeseen Circumstance. Any such allocation by either party shall be subject to reasonable audit by the other party. Notwithstanding the foregoing, in the event of an Unforeseen Circumstance that limits

Seller's ability to deliver coal to Buyer, Seller shall allow Buyer access to the Reserve Inventory (or another source identified by Seller) so that Buyer can transport coal from the Reserve Inventory (or coal in the same quantity on a Btu basis from such other source) to the Facility with its own trucks. In such event, the Base Price or Adjusted Base Price shall be reduced by the amount of Seller's reasonable transportation costs for transporting the coal from the Reserve Inventory at such time, subject to verification (or for the reasonable costs for transporting coal from such other source).

14.3 Limitation on Continuance. If any Unforeseen Circumstance affects the performance of Seller and/or Buyer to the extent that it reduces the quantity of coal delivered hereunder by more than [*](10)% of the scheduled quantity during any Contract Year, and if such Unforeseen Circumstance appears to be of a continuing nature, then either Seller or Buyer may, by notice to the other, propose revised terms and conditions, including, without limitation, modifications of price or pricing provisions, quality specifications and quantities to be sold and purchased, to govern during the remainder of the Term of this Agreement.

       14.4 Sales and Purchases During Unforeseen Circumstance. During any period in which transporting, accepting, unloading, reclaiming and/or utilizing of coal delivered hereunder at Buyer's Facility is curtailed or suspended as a result of an Unforeseen Circumstance, Seller may sell coal from Seller's Operations to third parties which, but for such Unforeseen Circumstance, would have been delivered and sold to Buyer hereunder; provided, however, that Seller shall not sell, lease, contract to sell or otherwise transfer or agree to transfer to others, any of its interests in the coal from the Coal Reserves in any quantity which may jeopardize Seller's ability to supply the total quantity and quality of coal required under this Agreement or which may interrupt any scheduled deliveries hereunder after such Unforeseen Circumstance has ceased to curtail or suspend the transporting, accepting, unloading, reclaiming and/or utilizing of coal delivered hereunder by Seller is curtailed or suspended as a result of an Unforeseen Circumstance, Buyer may purchase coal for use at Buyer's Facility from third parties in quantities and for a term reasonably anticipated to meet such curtailment or suspension which, but for such Unforeseen Circumstance, would have been accepted and purchased from Seller hereunder.


                                   ARTICLE XV

                                  NONDISCLOSURE


       Neither party shall disclose the Selling Price, the Base Price, the Adjusted Base Price or any component of the Base Price or Adjusted Base Price to any third party


-------------------------------
(10) Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions, marked by "[*]," have been filed separately with the Commission.

without the written consent of the other party, which consent shall not be unreasonably withheld, unless counsel advises that such disclosure is required by law either for regulatory purposes or for evidentiary purposes in any legal or arbitration proceeding; provided, however, that Buyer or Seller may disclose any of the terms of this Agreement, including its aforementioned price terms, to any financial institution, any party having a security interest in the Facility or any part thereof, any assignee, or any other entity as Buyer or Seller, in its sole discretion, deems necessary.


                                   ARTICLE XVI

                          TERMINATION AND CANCELLATION


       16.1 Termination Upon Default.

              (a) Except as provided in Section 6.1 (d) and Section 16.1 (b), no default by either party to this Agreement in the performance of any of its covenants or obligations hereunder which, except for this provision, would be a legal basis for cancellation or termination of this Agreement by the other party, shall give or result in such a right unless and until the party committing such default shall fail to correct such default within (30) days after receipt by such defaulting party of a written notice of claim of such default stating that such notice is a "Notice of Default" hereunder, unless such default could not have been corrected within such thirty (30) day notice period and the party in default can demonstrate that steps have been taken to cure the default within a reasonable period of time.

              (b) In the event of Buyer's default in payment, Seller may suspend further coal deliveries hereunder until such default has been corrected. If such default is not corrected within thirty (30) days after receipt by Buyer of a written notice of such default, stating that such notice is a "Notice of Default" hereunder, then Seller may cancel this Agreement upon written notice to Buyer.

                            (c) Within six (6) months after the termination for
                     any reason of either the WSA or the SWDA, either party (unless such termination was due to a default by such party) under either of those agreements may cancel this Agreement upon twelve (12) months written notice to the other party.

                        16.2 Nonwaiver. The specifications of remedies herein
                     shall not be deemed to exclude the parties from any other legal or equitable remedies they may have with respect to this Agreement, except as provided in Section 6.2 and 16.3 hereof.

       16.3 Disclaimer of Consequential Damages. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NONE OF THE PARTIES TO THIS AGREEMENT SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THE PERFORMANCE OF OR DEFAULT UNDER THIS AGREEMENT.

       16.4 Buyer's Remedy in Event of Seller's Breach by Failure to Deliver Contract Tonnage. In the event Buyer exercises its right to cancel this Agreement pursuant to the terms of Section 6.1 (d), then Seller shall become liable to Buyer for damages equal to the difference between the cost of coal purchased in substitution for that due from Seller for the remainder of the Term of this Agreement and the Selling Price.

       At any time during the period in which Seller is liable for damages as described above, Seller shall have the right to avoid paying further damages under this Section 16.4 by supplying coal which Buyer determines meets the Average Quality Characteristics. Seller shall notify Buyer in writing sixty (60) days in advance if it intends to resume coal shipments hereunder and provide Buyer with documentation as to the quality of coal and as to how it intends to supply the coal through the remaining Term of the Agreement. Buyer will review the documentation and inform Seller as to the substitute coal's acceptability within ten (10) days, and Buyer shall not unreasonably withhold acceptance. If Seller resumes shipment under this provision, Seller shall be under the same obligations as if this Agreement were still in effect, and Seller shall continue to be liable for all damages incurred by Buyer from the date of cancellation of shipment to the Facility. Such resumption shall not affect Buyer's rights to cancel this Agreement again under Section 6.1 (d) and seek damages under this
Section 16.4.

       16.5 Termination in Certain Circumstances. Notwithstanding any other provision in this Agreement:

              (a) in the event that the Actual Commencement Date does not occur on or before April 30, 1993, Seller may terminate this Agreement by notice to Buyer, and in the event the Actual Commencement Date does not occur on or before April 30, 1994, Buyer may terminate this Agreement by notice to Seller;

              (b) in the event that there is a revocation, abrogation or termination, due to any cause beyond the reasonable control of Buyer, of the contracts pursuant to which the Facility supplies steam to WVU and the Hospital or power to Monongahela Power Company, and if such revocation, abrogation or termination by any party for any reason is not the result of a material default of contract claim with merit against WVU, the Hospital or Monongahela Power Company that would make the Buyer whole, Buyer may terminate this Agreement; or

              (c) in the event that Financial Closing does not occur on or before September 30, 1989, either Buyer or Seller may terminate this Agreement by giving notice of such termination on or before October 15, 1989.

                                  ARTICLE XVII

                                  MISCELLANEOUS


       17.1 Waivers and Remedies. The failure of either Seller or Buyer to insist in any one or more instances upon strict performance of any of the provisions of this Agreement or to take advantage of any of its rights hereunder at any one time shall not be construed as a waiver of any such provisions or the relinquishment of any such rights at any future time or times, but the same shall continue and remain in full force and effect.

       17.2 Notices. Any notice, request, demand or other communication related to this Agreement shall be in writing and shall be delivered by hand or transmitted by telex, telecopier, courier, overnight delivery or certified mail, return receipt requested, to the other party at the following numbers and addresses and will be deemed given when actually received:


                 If to the Seller:

                 Anker Energy Corporation
                 Route 12, Box 245
                 Morgantown, West Virginia  26505
                 Attention:  T.J. Jackson
                 Telecopy No:  304-291-3692
                 Telephone:  304-296-1616


                 If to the Buyer:

                 Morgantown Energy Associates
                 256 Russell Avenue
                 P.O. Drawer 40
                 New Martinsville, WV  26155
                 Attention:  Michael H. Schwartz
                 Telecopy No:  412-788-1914
                 Telephone:  412-788-0404

or at such address or number as the party may designate by notice to the other party in accordance with this Section.

       17.3 Assignment and Successors.

              (a) Buyer shall have the right to assign its interest herein or assign or sublet its interest in the Facility to (i) any successor, affiliate, subsidiary, partner or related entity, (ii) any person, corporation, bank, trust company, association or other business entity as security in connection with obtaining or arranging financing relating to the Facility or to any such business entity upon enforcement of such security interest or (iii) any unrelated entity or individual with the written approval of Seller (not to be unreasonably withheld). No assignment of this Agreement shall relieve the Buyer of its obligations hereunder.

              (b) The Seller may assign its interest herein to any entity under common control with the Seller or subsidiary upon written notice to Buyer. Seller may assign its interest to others only with the express written consent of Buyer, such consent not to be unreasonably withheld. No assignment of this Agreement shall relieve the Seller of its obligations hereunder.

              (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

       17.4 Independent Contractor. The Seller's relationship with Buyer under this Agreement shall be that of an Independent Contractor. The Seller is to exercise its own discretion on the method and manner of performing its obligations under this Agreement, including without limitation, the selling of coal to Buyer. Buyer will not exercise control over the Seller or its employees. The employees, methods, equipment and facilities used by the Seller shall at all times be under its exclusive direction and control. Nothing in this Agreement shall be construed to designate the Seller, or any of its employees, as employees, agents, joint venturers or partners of Buyer.

       17.5 Representation and Warranties.

              (a) Each party to this Agreement represents and warrants that this Agreement has been duly authorized, executed and delivered by each such party, respectively, and constitutes the legal, valid and binding obligation of each such party, respectively, enforceable in accordance with its terms, except as such enforceability and the availability of certain rights and remedies provided for in this Agreement may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity.

              (b) Each party to this Agreement, respectively, represents and warrants that neither the execution and delivery of this Agreement, the consummation of any of the transactions contemplated hereby nor performance of or compliance with the terms and conditions hereof will (i) result in the violation of any present legal requirement to which each such party is subject, the violation of which would have a material adverse effect on the ability of each such party to perform its obligations under this Agreement or (ii) conflict with or result in the breach of, or constitute a default under any agreement or instrument to which each such party is a party or by which it or its properties are bound (except any such agreement or instrument a breach of which would not have a material adverse effect on the ability of each such party to perform its obligations under this Agreement) or result in the creation of any lien, charge, security interest or encumbrance

(except such that may arise in favor of the other party in connection with this Agreement) upon any of each such party's properties.

              (c) Seller represents and warrants that all permits, approvals, certificates, licenses and inspections required to be obtained by Seller to permit performance of Seller's obligations hereunder shall have been obtained by Financial Closing, and that Seller has no reason to believe that any permits, approvals, certificates, licenses and inspections that have not been obtained prior to such date will not be obtained by the dates by which they are required.

       17.6 Headings. The headings of the Articles and Sections in this Agreement have been inserted for the convenience of reference only and shall in no way affect the interpretation of any of the terms or provisions hereof.

       17.7 Interpretation. No inference shall be drawn in favor of or against either party based on participation in the drafting of this Agreement.

       17.8 Entire Agreement. All prior writings, communications, negotiations, representations and agreements by and between the parties hereto are superseded by or merged into this Agreement, which is the full and complete expression of all understandings between Seller and Buyer regarding the object hereof, and this Agreement may be modified only in a writing signed by both parties.

       17.9 Controlling Law. The validity, construction and performance of this Agreement shall be determined in accordance with the laws of the State of West Virginia applicable to agreements made and to be performed in that State.

       17.10 Further Assurances. If either party reasonably determines that any further instruments and assurances or any other things are necessary or desirable to carry out the terms of this Agreement, the other party will execute and deliver all such instruments and assurances and do all such things as the first party reasonably deems necessary or desirable to carry out the terms of this Agreement.

       17.11 Conditions Precedent.

              (a) Seller shall deliver to Buyer a certificate, signed by the appropriate authorized official of Seller, dated as of the date of execution of this Agreement, as to the incumbency of the persons executing and delivering this Agreement.

              (b) Seller shall deliver to Buyer a copy, dated as of a recent date, certified by the relevant Secretary of State, of the Certificate of Incorporation of Seller.

              (c) Seller shall deliver to Buyer a certificate, dated as of a recent date, issued by the relevant Secretary of State, as to the good standing of Seller.

              (d) Seller shall deliver to Buyer a resolution of Seller, certified by an authorized official of Seller as being in full force and effect on the date of execution of this Agreement, or other evidence satisfactory to Buyer, that the execution, delivery and performance of the Agreement and any instrument or agreement relating to such execution, delivery and performance has been duly authorized by Seller.

              (e) Seller shall deliver to Buyer a copy, certified by the Secretary or an assistant secretary of Seller, of Seller's bylaws.

              (f) Seller shall deliver to Buyer an opinion, dated the date of execution of this Agreement, of counsel to Seller in form and substance satisfactory to Buyer.

       17.12 Covenants.

              (a) Not later than Financial Closing, Seller shall execute and deliver a consent and agreement to the assignment of Buyer's right in this Agreement to the Project Lender and Monongahela Power Company, for the purpose of securing their security interests in the Facility, in substantially the same form as Exhibit D hereto.

              (b) On the date of Financial Closing, Seller shall deliver to Buyer a certificate, dated as of such date, signed by an authorized official of Seller, stating that each representation and warranty made in Section 17.5 of this Agreement is true and correct as though made on and as of such date, and that on such date, there shall exist no default hereunder or breach of any term herein.

              (c) On the date of Financial Closing, Seller shall deliver to Buyer an opinion, dated the date of Financial Closing and addressed to Project Lender, of counsel to Seller in substantially the same form as Exhibit E hereto.

              (d) In connection with its deliveries of coal to the Delivery Point, Seller shall not release, emit or discharge into the environment any hazardous substances in excess of permitted concentrations, standards or limitations under any hazardous substance laws or governmental approvals, whether Federal, state or local.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate originals by their duly authorized officers as of the date hereinabove set out.


[SEAL]

ATTEST:                               ANKER ENERGY CORPORATION


                                      By:      /s/ Terrence J. Jackson
                                          ---------------------------------

                                      Its:           Vice President
                                          ---------------------------------


ATTEST:                               MORGANTOWN ENERGY ASSOCIATES, a
                                      West Virginia general partnership


-----------------------                    By: MidAtlantic Energy Co., a West
                                           Virginia corporation, general partner

                                           By:    /s/ Illegible
                                               ---------------------------------

                                           Its:
                                                --------------------------------